Exhibit 23.4

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Genocea Biosciences, Inc. for the registration of up to $300,000,000 of its common stock, preferred stock, warrants and units and to the incorporation by reference therein of our report dated February 22, 2021, with respect to the consolidated financial statements of Genocea Biosciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
April 29, 2021